As filed with the Securities and Exchange Commission on March 6, 2015

Registration No. 333-[            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

GSI GROUP INC.

(Exact name of registrant as specified in its charter)

New Brunswick, Canada	98-0110412
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

125 Middlesex Turnpike

Bedford, Massachusetts 01730

(781) 266-5700

(Address, including zip code, of principal executive offices)

GSI GROUP INC.

2010 INCENTIVE AWARD PLAN

(Full title of the plan)

Robert J. Buckley

Principal Financial Officer

GSI Group Inc.

125 Middlesex Turnpike

Bedford, MA 01730

(781) 266-5700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bradd L. Williamson, Esq.

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value per share	1,500,000	$ 12.39	$ 18,585,000	$ 2,159.58

(1)	Represents the number of additional shares of common stock, no par value (“Common Stock”) of GSI Group Inc. (the “Company”) authorized for issuance under the GSI Group Inc. 2010 Incentive Award Plan (Amended and Restated Effective April 9, 2014) (the “Incentive Award Plan”) approved by the Company’s stockholders on May 15, 2014. Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Incentive Award Plan in respect of the shares of Common Stock registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)	For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the average of the high and low trading prices per share of Common Stock as reported on the NASDAQ on March 4, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information called for in this Item 1 of this Registration Statement is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

Item 2.	Registrant Information and Employee Plan Annual Information.

The information called for in this Item 2 of this Registration Statement is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Commission on March 6, 2015;

(b) The Company’s Current Reports on Form 8-K filed with the Commission on January 12, 2015 (except for Item 7.01 and the exhibit furnished on Item 9.01 that relates to Item 7.01), January 16, 2015 and March 2, 2015;

(c) The description of Common Stock contained in the Form 8-A filed with the Commission on February 10, 2011; and

(d) All other reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the Company’s fiscal year ended December 31, 2014.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The registrant’s by-laws require it to indemnify current or former directors and officers against expenses incurred by them in connection with each proceeding in which such officer or director is involved as a result of serving or having served at the registrant’s request. The registrant’s indemnification obligation covers all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment reasonably incurred by such officer or director by reason of having been an officer or director. Indemnification is not available with respect to a proceeding as to which it has been adjudicated that such person did not act honestly and in good faith with a view to the registrant’s best interests, and, with the reasonable belief that his or her action was lawful. The above provisions are intended to follow and are subject to the limitations set forth in section 81 of the New Brunswick Business Corporations Act (“NB BCA”).

Section 81(1) of the NB BCA provides that except in respect of an action by or on behalf of the registrant or a body corporate to procure a judgment in its favor, the registrant may indemnify a former or current director or officer or other person who acts or acted at the registrant’s request as a director or officer of a body corporate of which the registrant is or was a shareholder or creditor, and that person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by that person in respect of any civil, criminal or administrative action or proceeding to which that person is made a party by reason of being or having been a director or officer of the registrant or body corporate, if (a) that person acted honestly and in good faith with a view to the registrant’s best interests, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that that person’s conduct was lawful.

Section 81(2) of the NB BCA provides that the registrant may, with court approval, indemnify a former or current director or officer or other person who acts or acted at the registrant’s request as a director or officer of a body corporate of which the registrant is or was a shareholder or creditor, and that person’s heirs and legal representatives in respect of an action by or on behalf of the registrant or body corporate to procure a judgment in its favor, to which he is made a party by reason of being or having been a director or an officer of the registrant or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with such action if (a) that person acted honestly and in good faith with a view to the registrant’s best interests, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, that person had reasonable grounds for believing that that person’s conduct was lawful.

Section 81(3) of the NB BCA provides that notwithstanding anything in section 81 of the NB BCA, a former or current director or officer or other person who acts or acted at the registrant’s request as a director or officer of a body corporate of which the registrant is or was a shareholder or creditor, and that person’s heirs and legal representatives is entitled to indemnity from the registrant in respect of all costs, charges and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the registrant or body corporate, if the person seeking indemnity (a) was substantially successful on the merits of his defense of the action or proceeding, (b) acted honestly and in good faith with a view to the registrant’s best interests, (c) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that that person’s conduct was lawful and (d) is fairly and reasonably entitled to indemnity.

Section 81(4) of the NB BCA provides that the registrant may purchase and maintain insurance for the benefit of any former or current director or officer or other person who acts or acted at the registrant’s request as a director or officer of a body corporate of which the registrant is or was a shareholder or creditor, and that person’s heirs and legal representatives against any liability incurred by him (a) in his capacity as the registrant’s director or officer, except where the liability relates to his failure to act honestly and in good faith with a view to the registrant’s best interests; or (b) in his capacity as a director or officer of another body corporate if he acts or acted in that capacity at the registrant’s request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of that body corporate.

The registrant and its wholly owned subsidiary, GSI Group Corporation, have also entered into indemnification agreements with their chief executive officer and chief financial officer. The indemnification agreements provide that the registrant will indemnify such persons if they are, or are threatened to be made, a party to or a participant in any proceeding, other than a proceeding by or in the right of the registrant to procure a judgment in its favor. Such persons are indemnified to the fullest extent permitted by applicable law against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them or on their behalf in connection with such proceeding or any claim, issue or matter therein, if they acted honestly and in good faith with a view to the registrant’s best interests, and in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, such persons had reasonable grounds for believing that their conduct was lawful. With the leave of the court, the registrant also indemnifies such persons to the fullest extent permitted by applicable law against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them or on their behalf if they are, or are threatened to be made, a party to or a participant in any proceeding by the registrant or in its right to procure a judgment in its favor, provided that such persons acted honestly and in good faith with a view to the registrant’s best interests, and in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, such persons had reasonable grounds for believing that their conduct was lawful. To the extent that such persons are a party to or a participant in and are successful (on the merits or otherwise) in defense of any proceeding or any claim, issue or matter therein, the registrant will indemnify them against all expenses actually and reasonably incurred in connection with the proceedings. To the extent permitted by applicable law, if such persons are not wholly successful in such proceeding but are successful, on the merits or otherwise, in defense of one or more but less than all claims, issues or matters in such proceeding, the registrant will indemnify them against all expenses actually and reasonably incurred in connection with (a) each successfully resolved claim, issue or matter and (b) any claim, issue or matter related to any such successfully resolved claim, issuer or matter.

The registrant also has director and officer insurance policies that will insure its officers and directors against unindemnifiable costs, charges and expenses, and may also enable the registrant to recover some or all of any future amounts paid pursuant to its indemnity obligations.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Index to Exhibits appearing elsewhere herein and is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment thereby is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford, Commonwealth of Massachusetts, on March 6, 2015.

GSI Group Inc.

By:	/s/ Robert J. Buckley
Robert J. Buckley
Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of the Company hereby severally constitutes and appoints Robert J. Buckley as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities (unless revoked in writing) to sign this Registration Statement on Form S-8, and any and all amendments thereto, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might and could do in person hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen W. Bershad	Chairman of the Board of Directors	March 6, 2015
Stephen W. Bershad

/s/ John A. Roush	Director, Chief Executive Officer (Principal Executive Officer)	March 6, 2015
John A. Roush

/s/ Robert J. Buckley	Chief Financial Officer (Principal Financial Officer)	March 6, 2015
Robert J. Buckley

/s/ Peter L. Chang	Vice President, Corporate Controller (Principal Accounting Officer)	March 6, 2015
Peter L. Chang

/s/ Harry L. Bosco	Director	March 6, 2015
Harry L. Bosco

/s/ Dennis J. Fortino	Director	March 6, 2015
Dennis J. Fortino

/s/ Ira J. Lamel	Director	March 6, 2015
Ira J. Lamel

/s/ Dominic A. Romeo	Director	March 6, 2015
Dominic A. Romeo

/s/ Thomas N. Secor	Director	March 6, 2015
Thomas N. Secor

INDEX TO EXHIBITS

Exhibit	Description

4.1	Certificate and Articles of Continuance of the Registrant, dated March 22, 1999 (incorporated by reference to Annex H to our Form S-4/A filed on February 11, 1999).

4.2	Articles of Reorganization of the Registrant, dated July 23, 2010 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on July 23, 2010).

4.3	Articles of Amendment of the Registrant, dated December 29, 2010 (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on December 29, 2010).

4.4	By-Laws of the Registrant, as amended (incorporated by reference to Exhibit 3.2 to our Quarterly Report on Form 10-Q filed on April 13, 2010).

5.1*	Opinion of Counsel (Stewart McKelvey).

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of PricewaterhouseCoopers.

23.3*	Consent of Counsel (Stewart McKelvey) (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of the Registration Statement).

99.1	GSI Group Inc. 2010 Incentive Award Plan (Amended and Restated Effective April 9, 2014) (incorporated herein by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on May 20, 2014).

*	Filed herewith